FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-184376-08

----- Original Message -----
From: DB CMBS DEUTSCHE BANK (DEUTSCHE BANK SECURI) <ddeutscheb33@bloomberg.net>
Sent: Tue Sep 24 07:46:15 2013
Subject: COMM 2013-CCRE11 **NEW ISSUE ANNOUNCEMENT** PUBLIC

COMM 2013-CCRE11 -- NEW ISSUE CMBS
$813.872MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS AND CO-LEAD MANAGERS: DEUTSCHE BANK & CANTOR FITZGERALD
CO-MANAGERS: CASTLEOAK, RBS & GUGGENHEIM RATING AGENCIES: MOODY'S, FITCH & DBRS

***PUBLIC OFFERED CERTIFICATES***
CLASS	RATING (M/F/D)	SIZE (MM)	C/E	WAL	LTV	DY
A-1	Aaa/AAA/AAA	42.296	30.000%	3.13	42.2%	15.9%
A-2	Aaa/AAA/AAA	90.000	30.000%	5.26	42.2%	15.9%
A-SB	Aaa/AAA/AAA	70.309	30.000%	7.62	42.2%	15.9%
A-3	Aaa/AAA/AAA	200.000	30.000%	9.81	42.2%	15.9%
A-4	Aaa/AAA/AAA	411.267	30.000%	9.88	42.2%	15.9%

***PRIVATE CERTIFICATES***
CLASS	RATING (M/F/D)	SIZE (MM)	C/E	WAL	LTV	DY
A-M	Aaa/AAA/AAA	114.284	21.000%	9.92	47.6%	14.1%
B	Aa3/AA-/AA	76.189	15.000%	9.92	51.3%	13.1%
C	A3/A-/A(HIGH)	46.031	11.375%	9.92	53.4%	12.5%
D	NR/BBB-/BBB(LOW)	63.910	6.342%	9.92	56.5%	11.9%

POOL BALANCE:	$1.270BN
NUMBER OF LOANS:	46
NUMBER OF PROPERTIES:	82
WA CUT-OFF LTV:	60.3%
WA UNDERWRITTEN NCF DSCR:	1.69x
WA UNDERWRITTEN NOI DEBT YIELD:	11.1%
WA MORTGAGE INTEREST RATE:	5.2052%
WA TERM TO MATURITY (MOS):	115

PROPERTY TYPES: RETAIL (29.2%), OFFICE (19.1%), INDUSTRIAL (10.7%), HOSPITALITY (10.5%), SELF STORAGE (10.1%), MULTIFAMILY (7.7%), MANUFACTURED HOUSING COMMUNITY (5.2%), MIXED USE (4.5%), OTHER (3.2%) TOP 5 STATES:  CA (18.9%), PA (13.2%), NV (11.4%), GA (9.7%), MX (7.1%) AMORTIZATION TYPE: INTEREST ONLY, THEN AMORTIZING (41.4%); AMORTIZING BALLOON (28.1%); INTEREST ONLY (27.7%); INTEREST ONLY, ARD (2.8%) TOP 10 & 5 LOANS AS A % OF POOL: 63.7% & 41.4%

MASTER SERVICER:	MIDLAND
SPECIAL SERVICER:	SITUS HOLDINGS
OPERATING ADVISOR:	PARK BRIDGE
DIRECTING HOLDER:	PERELLA WEINBERG
TRUSTEE:	U.S. BANK, NA
CERT. ADMIN.:	DEUTSCHE BANK TRUST COMPANY AMERICAS

ANTICIPATED TIMING:
- TERM SHEET & ANNEX A-1: ATTACHED
- FWP 9/25
- INVESTOR GROUP MEETINGS: TUESDAY, 9/24 (SEND RSVP TO DESK)
BOSTON            8:30AM BREAKFAST
HARTFORD       12:00PM LUNCH

- INVESTOR MEETINGS AVAILABLE UPON REQUEST (CONTACT SALES COVERAGE)
- INVESTOR CALL: PRE-RECORDED CALL AVAILABLE TODAY
- ANTICIPATED PRICING: LATE WEEK OF 9/23 OR EARLY WEEK OF 9/30
- ANTICIPATED SETTLEMENT:  10/8

DEUTSCHE BANK TRADING DESK CONTACTS:
MATT BORSTEIN   212-250-5149
BROOKS SCHOLL   212-250-5149

CANTOR TRADING DESK CONTACTS:
CLARK ANDRESEN  212-829-5259

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Investors are urged to read the final prospectus supplement relating to these securities because it contains important information regarding the offering that is not included herein.  The issuer, any underwriter or any dealer participating in the offering will arrange to send you the final prospectus supplement if you request it by calling toll-free 1-800-503-4611 or e-mailing a request to prospectus.cpdg@db.com.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis.  You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued.  Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date.  If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination").  If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class.  To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein.  Deutsche Bank Securities Inc. and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes.  The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options).  Deutsche Bank Securities Inc. and the other underwriters may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only.  This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus is preliminary and subject to change.  Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities.  These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-184376) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or by e-mailing a request to prospectus.cpdg@db.com.  The securities may not be suitable for all investors.

IRS CIRCULAR 230 NOTICE:  THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THIS MATERIAL IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN.  INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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This has been prepared solely for informational purposes. It is not an offer, recommendation or solicitation to buy or sell, nor is it an official confirmation of terms. It is based on information generally available to the public from sources believed to be reliable. No representation is made that it is accurate or complete or that any returns indicated will be achieved. Changes to assumptions may have a material impact on any returns detailed. Past performance is not indicative of future returns. Price and availability are subject to change without notice. Additional information is available upon request.

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Deutsche Bank does not render legal or tax advice, and the information contained in this communication should not be regarded as such.